AMENDMENT ONE

TO THE

GLOBE LIFE INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Pursuant to Section 9.1 of the Globe Life Inc. (f/k/a Torchmark Corporation) Supplemental Executive Retirement Plan as established effective January 1, 2007 and amended and restated effective January 1, 2025 (the "Plan"), Globe Life Inc. (the "Company") hereby amends the Plan, effective November 5, 2025, as follows:

1.Section 4.2(b) of the Plan is amended and restated in its entirety to read as follows:

(b) If the Participant is under age 65 on his or her date of retirement, (i) multiply this amount by the fraction described in Section 1.1 of the Pension Plan, then (ii) multiply this amount by the early retirement reduction factor shown below:

Age	Factor

55	50%
56	55%
57	60%
58	70%
59	80%
60	90%
61	92%
62	94%
63	96%
64	98%
65	100%

For purposes hereof, a Participant’s “age” will be determined by the Participant’s age on his or her birthday immediately preceding or coincident with his or her retirement date.

2.Section 4.2(i) of the Plan is amended and restated in its entirety to read as follows:

(i) In lieu of the provisions set forth in Section 4.2(b) and Section 4.2(f), if a Participant is an ‘Eligible Executive’ participant in the Executive Severance Plan (the ‘Severance Plan’) and Participant’s employment is terminated due to a ‘Qualifying Termination’ as such terms are defined in the Severance Plan, the Participant will be deemed to be the age as of the Participant’s next birthday for purposes of Section 4.2(b). For purposes of Section 4.2(f), the determination of whether age 55 or 10 years of Vesting Service (as defined in the Pension Plan) has been satisfied will be measured with the assumption that the Participant worked through the Participant’s next birthday.

If a Participant is in the Severance Plan and Participant’s employment is terminated due to a Qualifying Termination during a ‘Change of Control Protection Period’ as such term is defined in the Severance Plan, the Participant will be deemed to be vested and eligible for Retirement Income under Section 4.2, notwithstanding Section 4.2(f). Such benefit shall be determined based upon the following assumptions: (A) Section 4.2(b) factors shall be based upon the greater of Participant’s actual age or age 55; (B) Participant’s Pension Plan benefit determined under Section 4.2(c) shall be assumed to be vested, early retirement eligible and calculated as of the greater of Participant’s actual age or age 55; and (C) no additional Credited Service (as defined in the Pension Plan) shall apply in either the calculation of the Pension Plan or Plan benefit.

Done this 5th day of November, 2025.

Globe Life Inc.

By: /s/ Thomas P. Kalmbach
Its: Executive Vice President & Chief Financial Officer
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